Exhibit 99.3

FORM OF LETTER TO BROKERS, DEALERS, CUSTODIAN BANKS AND OTHER NOMINEES

ITERUM THERAPEUTICS PLC AND ITERUM THERAPEUTICS BERMUDA LIMITED

Subscription Rights to purchase 8,400 Units, each Unit consisting of a 6.500% Exchangeable Senior Subordinated Note due 2025 in the original principal amount of $1,000, to be issued by Iterum Therapeutics Bermuda Limited and guaranteed on an unsecured senior subordinated basis by Iterum

Therapeutics plc, Iterum Therapeutics International Limited, Iterum Therapeutics US Limited and Iterum

Therapeutics US Holding Limited,

and

50 Limited Recourse Royalty-Linked Subordinated Notes, to be issued by Iterum Therapeutics Bermuda Limited and guaranteed on an unsecured senior subordinated basis by Iterum Therapeutics plc, Iterum Therapeutics

International Limited, Iterum Therapeutics US Limited and Iterum Therapeutics US Holding Limited

at a Subscription Price of $1,000 Per Unit

Distributed to Shareholders

of Iterum Therapeutics plc

[                    ], 2020

To Brokers, Dealers, Custodian Banks and Other Nominees:

This letter is being distributed to brokers, dealers, custodian banks and other nominees in connection with the distribution (the “Rights Offering”) by Iterum Therapeutics plc, a company formed under the laws of Ireland (“we,” “us,” “our” or the “Company”), and Iterum Therapeutics Bermuda Limited, a company formed under the laws of Bermuda (“Iterum Bermuda”), at no charge to the holders of record as of [    ] [a.m./p.m.], New York City time, on [                    ], 2020 (the “record date”) of our outstanding ordinary shares, nominal value $0.01 per share (the “ordinary shares”), of non-transferable rights (“Rights”) to purchase units to be issued by Iterum Bermuda.

We and Iterum Bermuda are distributing one (1) Right for each outstanding ordinary share. Each Right will entitle the holder thereof to purchase, at the holder’s election and subject to availability, at the subscription price of one thousand dollars ($1,000.00) (the “Subscription Price”), one (1) unit (each, a “Unit”), consisting of (a) a 6.500% Exchangeable Senior Subordinated Note due 2025, to be issued by Iterum Bermuda in the original principal amount of $1,000.00 (each, an “Exchangeable Note”), fully and unconditionally guaranteed on an unsecured senior subordinated basis by us, Iterum Therapeutics International Limited, Iterum Therapeutics US Limited and Iterum Therapeutics US Holding Limited (collectively, the “Guarantors”), and (b) 50 Limited Recourse Royalty-Linked Notes, to be issued by Iterum Bermuda (each, a “Royalty-Linked Note”), fully and unconditionally guaranteed on an unsecured senior subordinated basis by the Guarantors. No fractional Rights or Units will be distributed or issued. Holders of Rights may only purchase whole Units in the Rights Offering. The Rights and Units are described in a prospectus dated [                    ], 2020 (the “Prospectus”).

The Rights may be exercised at any time during the subscription period, which will commence on [                    ], 2020 and end at [    ] [a.m./p.m.], New York City time, on [                    ], 2020 (the “Subscription Period”). The Rights will expire and will have no value unless exercised prior to the expiration of the Subscription Period.

We will accept Rights for up to 8,400 Units for a total purchase price of $8.4 million, which amount is approximately equal to the maximum aggregate principal amount of additional notes that may be issued under the applicable indenture under which the Exchangeable Notes and Royalty-Linked Notes will be issued. Accordingly, sufficient Units may not be available to honor your subscription in full or at all. If exercises of subscription rights exceed the number of Units available in the Rights Offering, we will allocate the available Units pro rata among the record holders exercising the subscription rights in proportion to the number of ordinary shares each of those record holders owned or were deemed to own on the record date, relative to the number of shares owned on the record date by all record holders exercising the subscription right. See “The Rights Offering—Subscription Privilege” in the Prospectus.

If a shareholder sends a payment that is insufficient to purchase the number of Units requested (after any deductions for wire transfer fees, bank charges or similar fees), or if the number of Units requested is not specified in the forms, the payment received will be applied to exercise the Rights of such shareholder to the fullest extent possible based on the amount of the payment received, subject to the elimination of fractional Units. If the payment exceeds the Subscription Price for the full exercise of such shareholder’s Rights, or if a shareholder subscribes for more Units than such shareholder is eligible to purchase, then the excess will be returned to such shareholder as soon as practicable, without interest or penalty, following the expiration of the Subscription Period. If a shareholder sends a payment that is insufficient to exercise the subscription amount or is otherwise ineligible to exercise Rights, the Rights of such shareholder will not be exercised and the entire payment received by Computershare Trust Company, N.A., the subscription agent for the Rights Offering (the “Subscription Agent”), will be returned to such shareholder as soon as practicable, without interest or penalty, following the expiration of the Subscription Period. See “The Rights Offering” in the Prospectus.

We are asking persons who hold ordinary shares beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, custodian bank or other nominee to contact the appropriate institution or nominee and request it to effect the transactions for them. Please take prompt action to notify any beneficial owners of ordinary shares as to the Rights Offering and the procedures and deadlines that must be followed to exercise their Rights.

We are not charging any fee or sales commission to issue Rights to our shareholders or to issue Units to our shareholders if they exercise their Rights. If a shareholder exercises its Rights through the record holder of such shares, the shareholder is responsible for paying any fees its record holder may charge such shareholder to exercise the Rights.

Enclosed are copies of the following documents:

1.	Prospectus;

2.	Instructions as to Use of Rights Certificates;

3.	A form of letter which may be sent to your clients for whose accounts you hold our ordinary shares;

4.	Beneficial Owner Election; and

5.	Nominee Holder Certification.

Your prompt action is requested. To exercise the Rights on behalf of a shareholder, as indicated in the Prospectus, you should deliver to the Subscription Agent the properly completed and signed Rights Certificate with payment of the Subscription Price in full (without any deductions for wire transfer fees, bank charges or similar fees) for each Unit subscribed for pursuant to the subscription privilege. The Subscription Agent must receive the Rights Certificate with payment of the Subscription Price prior to the end of the Subscription Period. Due to the proration procedure described in the Prospectus (see “The Rights Offering—Subscription Privilege”), we request that you send one Rights Certificate per client and do not batch or otherwise aggregate exercises of Rights. DO NOT DELIVER COMPLETED RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO ITERUM THERAPEUTICS PLC OR ITERUM THERAPEUTICS BERMUDA LIMITED.

Once you have exercised Rights, such exercise may not be revoked, canceled or changed, even if you or the shareholder subsequently learns information about us or our business, financial position, results of operations or cash flows that is material or adverse or that you or such shareholder otherwise consider to be unfavorable.

Additional copies of the enclosed materials may be obtained from the information agent for the Rights Offering, Georgeson LLC (the “Information Agent”), by calling (888) 607-6511 (toll free in the U.S. and Canada) or +1 (781) 575-2137 (for calls outside the U.S. and Canada). Any questions or requests for assistance concerning the Rights Offering should be directed to the Information Agent.

Very truly yours,

Iterum Therapeutics plc
Iterum Therapeutics Bermuda Limited

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF ITERUM THERAPEUTICS PLC, ITERUM THERAPEUTICS BERMUDA LIMITED, THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.